Exhibit 99.1

GrowGeneration Reports Record 2nd Quarter Revenue

Q2 2018 Revenue up 74% to $7.15 million
Revenue up 72% to $11.5 million for 6 Months

DENVER, CO, Aug. 14, 2018 - GrowGeneration Corp. (OTCQX: GRWG), (“GrowGen” or the “Company”) one of the largest specialty retail hydroponic and organic gardening stores, selling to both the commercial and home cannabis markets, with currently 18 locations, today reported financial results for its 2nd quarter ended June 30, 2018.

2nd Quarter 2018 Financial Highlights:

●	Revenue of $7.15 million, up 74% compared to revenue of $4.1 million for the 2nd quarter of 2017
●	Store operating costs have declined 13% from 18.2% for the 2ndquarter 2017 to 16.1% for the 2nd quarter of 2018
●	YTD revenue of $11.5 million, up 72% compared to YTD revenue of $6.7 million for 2017
●	YTD store operating costs have declined from 19.4% for the six months ended June 30, 2017 to 17.6% for the six months ended June 30, 2018
●	The Company had $17.4 million in cash and cash equivalents at June 30, 2018
●	As of June 30, 2018, the Company had working capital of $24.5 million compared to working capital of $5.6 million at December 31, 2017
●	The Company raised approximately $12.0 million in equity capital through the issuance of common stock and the exercise of warrants and $9.0 million in convertible debt financing for the six-month period ended June 30, 2018
●	Four new stores acquired in Q2 2018
●	Revenue run rate guidance in excess of $42 million heading into 2019, $10.5 million for Q4 2018

Darren Lampert, Co-Founder and CEO, said, “This was another great quarter of sales for GrowGeneration, clearly demonstrating the demand for our products and the scalability of our business as we continue our expansion plans.” Further, Lampert stated, “Our Company continues to attract capital, raising $21 million in debt and equity financing for the six months ended June 30, 2018, strengthening our balance sheet to $17.4 million in cash and $24.5 million in working capital. We saw, in this quarter, the positive impact of our acquisition model, with operating expenses going down 2%. Our acquisition pipeline continues to be strong, with a focus in California, New England, and new emerging markets in the Mid-Atlantic and Midwest regions. GrowGen now is operating in 6 states, with 18 commercial and retail stores, with over 100,000 sq. ft. and servicing hundreds of licensed commercial growers. We are now forecasting a revenue run rate of approximately $42 million coming out of 2018 and $10.5 million for Q4 2018.”

2nd Quarter 2018 Financial Results:

Revenue for the three months ended June 30, 2018 increased approximately $3.0 million, or 74%, to approximately $7.2 million, compared to approximately $4.1 million for the three months ended June 30, 2017. The increase in revenues in 2018 was primarily due to the addition of ten (10) new stores opened or acquired after June 30, 2017and one (1) new store acquired in May 2017, that contributed only partially to sales of the quarter ended June 30, 2017, offset by the decline in same store sales as noted below. The eight new stores contributed $4.2 million in revenue for the quarter ended June 30, 2018. The Company had the same 7 stores opened for the entire three months ended June 30, 2018and 2017. These same stores generated $2.9 million in sales for the three months ended June 30, 2018, compared to $3.7 million in sales for the same period ended June 30, 2017, a decrease of 20.8%.  With regard to same store sales, our revenue in the Colorado market has declined comparing the three months ended June 30, 2018 to the three months ended June 30, 2017 by approximately $212,000 or 9% primarily due to the loss of customers when we consolidated two Pueblo locations in the first quarter of 2018. While there was a loss of some revenue from customers where stores were consolidated, all operating costs were eliminated from the store that was closed and consolidated into another store location. Revenue in the California market declined by $249,000 or 36% primarily due to the large fires in the Santa Rosa area in October 2017 which closed our store for 17 days due to mandatory evacuations. Further, the delayed implementation of the regulations, which effectively begun July 1,2018, created a climate of a wait and see approach by the cultivators. The Santa Rosa fires also impacted our commercial customer base and revenues in the Santa Rosa area have not returned to their pre-October 2017 revenue levels. With regard to the Nevada market, our store in Nevada had a large one-time sale of $288,000 in the second quarter of 2017 for a new customer buildout for which there was no similar sales from a customer buildout in the second quarter of 2018. Although Colorado is a more mature market, we continue to focus selling efforts in building growth in this market. Sales in our Denver store increased 42%, comparing the quarter ended June 30,2018 to the quarter ended March 31,2018. We note that our Santa Rosa store decreased only 5%, comparing the quarter ended June 30,2018 to the quarter ended March 31,2018, suggesting a stabilization in this market. Further, with the recent acquisition of Santa Rosa Hydro, one of the country’s largest hydroponic stores, the Company projects to add an incremental $2.0 million in sales in the Santa Rosa market. Revenue in the Nevada market has some slight growth, $32,000 or 7%, comparing the quarter ended June 30, 2018 to the quarter ended March 31, 2018. The recognition of revenue in the Rhode Island and Michigan markets are the result of these new acquisitions in 2018 for which there was no comparable revenue in 2017. The Company is pursuing new store acquisitions in both of these markets and believes that these markets will be growth markets in the third and fourth quarters of 2018. The increase in our sales in the Washingtonmarket is due to a new store acquisition in May 2017, for which we only recognized revenue for approximately one and a half months in 2017 compared to a full quarter for 2018. In addition, revenues for the quarter ended June 30, 2018 were approximately $334,000 or 103% increase over the quarter ended March 31, 2018. Sales, in all markets trended up from Q1 to Q2.

Cost of goods sold for the three months ended June 30, 2018 increased approximately $2.5 million, or 83.2%, to approximately $5.4 million, as compared to approximately $3 million for the three months ended June 30, 2017. The increase in cost of goods sold was primarily due to the 74% increase in sales comparing the three months ended June 30, 2018 to the same period in 2017.  The increase in cost of goods sold is directly attributable to the increase in the number of stores as noted above.

Gross profit was approximately $1.7 million for the three months ended June 30, 2018, compared to approximately $1.2 million for the three months ended June 30, 2017, an increase of approximately $579,000 or 50%. Gross profit as a percentage of sales was 24.2% for the three months ended June 30, 2018, compared to 28% for the three months ended June 30, 2017. The decrease in the gross profit percentage is due to 1) the increase in sales to commercial customers that have lower margins than retail customers and 2) the higher cost of inventory for acquired companies. As we acquire companies, the cost of their inventory, recorded at fair market value, has an initial higher cost than pre-acquisition inventory due to our stronger purchasing power. As those items are being sold, since they have a higher cost, margins are lower. Once the acquired inventory is sold by us, which takes approximately three months, the cost basis of inventory replaced is our normal cost basis (which is typically lower than our acquired inventory cost basis), which will be realized in future periods gross margin.  Commercial customers make up the majority of our revenues and we continue to target large commercial customers. The Company continues to focus on higher margin items and proprietary additives and other consumables that provide higher margin opportunities for us.

Operating expenses are comprised of store operations, primarily payroll, rent and utilities, and corporate overhead. Store operating costs were approximately $1.1 million for the three months ended June 30, 2018 and approximately $750,000 for the three months ended June 30, 2017, an increase of approximately $399,000 or 53%. The increase in store operating costs was directly attributable to the 74% increase in sales from the addition of ten (10) locations that were not open for any portion of the three months ended June 30, 2017 and one (1) store that was opened May 2017. Of the ten (10) locations added since June 30, 2017, three (3) were added in 2017 and seven (7) were added by acquisition in 2018.  Store operating costs as a percentage of sales were 16.1% for the three months ended June 30, 2018, compared to 18.2% for the three months ended June 30, 2017. Operating costs, as a percentage of revenue, are affected by seasonality. The second and third quarters are generally higher revenue months due to peak outdoor growing season during those months. Store operating costs were positively impacted by the acquisitions of new stores in 2018 which have a lower percentage of operating costs to revenues due to their larger size and higher volume. The net impact, as noted above, was lower store operating costs as a percentage of revenues. Corporate overhead was 17% of revenue for the three months ended June 30, 2018 and 18% for the three months ended June 30, 2017. Corporate overhead is comprised of general and administrative costs, share based compensation, depreciation and amortization and corporate salaries and was approximately $1.2 million for the three months ended June 30, 2018, compared to approximately $739,000 for the three months ended June 30, 2017. The increase in salaries expense from 2017 to 2018 was due primarily to the increase in corporate staff to support expanding operations including purchased store integrations, accounting and finance, information systems, purchasing and commercial sales staff, and online sales presence.  It should be noted that when we consummate a new acquisition, the purchasing and back office accounting functions are stripped from the new acquisitions and those functions are absorbed into our existing centralized purchasing and accounting and finance departments, thus delivering cost savings. Corporate salaries and related payroll costs as a percentage of sales were 5.5% for the three months ended June 30, 2018 compared to 4.1% for the three months ended June 30, 2017. General and administrative expenses comprised mainly of advertising and promotions, travel & entertainment, professional fees and insurance, were approximately $399,000 for the three months ended June 30, 2018 and approximately $225,000 for the three months ended June 30, 2017, with a majority of the increase related to advertising and promotion, travel and entertainment and legal fees. In the second quarter 2018, we incurred legal and audit fees related to two acquisitions and we incurred costs related to our first annual shareholders meeting held in April 2018.  These types of costs were not incurred during the quarter ended June 30, 2017. General and administrative costs as a percentage of revenue were 5.6% for the three months ended June 30, 2018, and 2017. As noted earlier, corporate overhead includes non-cash expenses, consisting primarily of depreciation and share based compensation, which was approximately $408,000 for the three months ended June 30, 2018, compared to approximately $345,000 for the three months ended June 30, 2017.

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The net loss for the three months ended June 30, 2018 was $929,959, compared to a net loss of $340,375 for the three months ended June 30, 2017. The increase in the net loss from 2017 to 2018 of $589,584 was primarily due to (1) an increase in amortization of debt discount of $304,842, a non-cash expense, and (2) increases in other corporate overhead of $463,729. The increase in costs noted above were offset by the $180,000 increase in net margin contribution in 2018 after deducting store operating costs.

Adjusted EBITDA for the quarter ended June 30, 2018 was $(205,758)compared to adjusted EBITDA of $7,167 for the quarter ended June 30, 2017 (see definition and further discussion about the presentation of EBITDA, a non-GAAP term, below).

Balance Sheet Summary

As of June 30, 2018, we had working capital of approximately $24.5 million, compared to working capital of approximately $5.6 million as of December 31, 2017, an increase of approximately $18.8 million. The increase in working capital from December 31, 2017 to June 30, 2018 was due primarily to the receipt of proceeds from, an equity private placement offering of $10 million, a convertible debt offering of $9 million and proceeds from the exercise of warrants and options of $2.1 million. At June 30, 2018, we had cash and cash equivalents of approximately $17.4 million. At the date of this filing we believe that existing cash and cash equivalents are sufficient to fund existing operations for the next twelve months.

Use of Non-GAAP Financial Information

The Company believes that the presentation of results excluding certain items in “Adjusted EBITDA,” such as non-cash equity compensation charges, provides meaningful supplemental information to both management and investors, facilitating the evaluation of performance across reporting periods. The Company uses these non-GAAP measures for internal planning and reporting purposes. These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or net income per share prepared in accordance with generally accepted accounting principles.

Set forth below is a reconciliation of Adjusted EBITDA to net income (loss):

	Three Months Ended
	June 30, 2018	June 30, 2017
Net income (loss)	$(929,959)	$(340,375)
Interest	11,312	2,610
Depreciation and Amortization	70,899	19,524
EBITDA	(847,748)	(318,241)
Share based compensation (option compensation, warrant compensation, stock issued for services)	337,148	325,408
Amortization of debt discount	304,842	-

Adjusted EBITDA	$(205,758)	$7,167

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	Six Months Ended
	June 30, 2018	June 30, 2017
Net income (loss)	$(1,883,389)	$(623,685)
Interest	19,330	3,761
Depreciation and Amortization	126,994	40,047
EBITDA	(1,437,065)	(579,877)
Share based compensation (option compensation, warrant compensation, stock issued for services)	553,348	402,408
Amortization of debt discount	622,096	-

Adjusted EBITDA	$(561,621)	$(177,469)

About GrowGeneration Corp.:

GrowGeneration Corp. (“GrowGen”) owns and operates specialty retail hydroponic and organic gardening stores. Currently, GrowGen has 18 stores, which includes 6 locations in Colorado, 6 locations in California, 1 location in Las Vegas, 1 location in Washington, 3 locations in Michiganand 1 location in Rhode Island. GrowGen carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers. Our mission is to own and operate GrowGeneration branded stores in all the major legalized cannabis states. Management estimates that roughly 1,000 hydroponic stores are in operation in the U.S. By 2020 the market is estimated to reach over $23 billion with a compound annual growth rate of 32%.

Forward Looking Statements:

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent our current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our opinions only as of the date of this release. Please keep in mind that we are not obligating ourselves to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as “look forward,” “believe,” “continue,” “building,” or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are often discussed in filings we make with the United States Securities and Exchange Commission, available at: www.sec.gov, and on our website, at: www.growgeneration.com.

Connect:
Website: www.GrowGeneration.com
Facebook: GrowGenerationCorp
Twitter: @GrowGenOK
Instagram: Growgeneration_corp

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GROWGENERATION CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

	June 30, 2018	December 31, 2017
	Unaudited
ASSETS
Current assets:
Cash	$17,433,339	$1,215,265
Accounts receivable, net of allowance for doubtful accounts of $97,829 at June 30, 2018 and December 31, 2017	954,309	653,568
Inventory	8,089,018	4,585,341
Prepaid expenses and other current assets	610,141	711,852
Total current assets	27,086,807	7,166,026

Property and equipment, net	1,411,591	1,259,483
Intangible assets, net	60,251	53,286
Goodwill	3,399,412	592,500
Other assets	96,589	183,113
TOTAL ASSETS	$32,054,650	$9,254,408

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,754,952	$1,067,857
Other accrued liabilities	5,220	70,029
Payroll and payroll tax liabilities	163,299	247,887
Customer deposits	149,608	92,350
Sales tax payable	217,880	73,220
Current portion of long term debt	323,118	41,707
Total current liabilities	2,614,077	1,593,050

Long-term convertible debt, net of debt discount and debt issuance costs	4,516,541	-
Long-term debt, net of current portion	286,868	82,537
Total liabilities	7,417,486	1,675,587

Commitments and contingencies

Stockholders’ Equity:
Common stock; $.001 par value; 100,000,000 shares authorized; 23,964,516 and 16,846,835 shares issued and outstanding as of June30, 2018 and December 31, 2017, respectively	23,965	16,846
Additional paid-in capital	30,188,825	11,254,212
Accumulated deficit	(5,575,626)	(3,692,237)
Total stockholders’ equity	24,637,164	7,578,821
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$32,054,650	$9,254,408

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GROWGENERATION CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

	Three Month Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

Sales	$7,152,299	$4,111,036	$11,534,558	$6,694,959
Cost of sales	5,423,069	2,960,275	8,614,719	4,863,340
Gross profit	1,729,230	1,150,761	2,919,839	1,831,619
Operating expenses:
Store operations	1,148,952	750,000	2,029,848	1,297,323
General and administrative	399,130	225,092	762,873	406,824
Share based compensation	337,148	325,408	553,348	402,408
Depreciation and amortization	70,899	19,524	126,994	40,047
Salaries and related expenses	395,078	168,502	726,810	304,941
Total operating expenses	2,351,207	1,488,526	4,199,873	2,451,543

Income (loss) from operations	(621,977)	(337,765)	(1,280,034)	(619,924)

Other income (expense):
Interest expense	(11,312)	(2,610)	(19,330)	(3,761)
Interest income	14,038	-	29,627	-
Other income (loss)	(5,866)	-	8,444	-
Amortization of debt discount	(304,842)	-	(622,096)	-
Total non-operating expense, net	(307,982)	(2,610)	(603,355)	(3,761)

Net loss	$(929,959)	$(340,375)	$(1,883,389)	$(623,685)

Net loss per shares, basic and diluted	$(.04)	$(.02)	$(.09)	$(.05)

Weighted average shares outstanding, basic and diluted	21,901,093	14,045,692	20,230,146	13,357,823

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